Exhibit 23.4

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-07255, 333-27525, 333-30324, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-126191, 333-135949, 333-143990, 333-151762, 333-157504 and 333-160350) and Form S-3 (File No. 333-155754) of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated February 5, 2010, entitled “Estimated Reserves and Future Net Revenue Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission on or about March 1, 2010, and our summary report attached as Exhibit 99.3 to such Annual Report on Form 10-K.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

February 26, 2010